Exhibit 10.21
CHANGE-IN-CONTROL SEVERANCE AGREEMENT
This CHANGE-IN-CONTROL SEVERANCE AGREEMENT (this “Agreement”) by and between Intrepid Potash, Inc., a Delaware corporation (the “Company”), and Christina C. Sheehan (the “Key Employee”), is entered into as of March 3, 2026 (the “Effective Date”).
RECITAL
The Company has determined that it is in the best interests of the Company and its stockholders that the Company have the continued dedication of the Key Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Company believes it is imperative to diminish the inevitable distraction of the Key Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Key Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Key Employee with compensation and benefits arrangements upon a Change in Control which are competitive with those of other corporations.
AGREEMENT
NOW, THEREFORE, it is hereby agreed as follows:
1.Definitions. Unless the context or definitions elsewhere in this Agreement clearly indicate otherwise, the terms below shall be defined as follows:
a.“Cause” means any one or more of the following events:
(i)    conviction of (or pleading nolo contendere to) a felony;

(ii)    engaging in theft, fraud, embezzlement, or willful misappropriation of the property of the Company;

(iii)    violation of any Company policy or practice regarding discrimination or harassment that would be grounds for termination of a Company employee in general;

(iv)    Key Employee’s willful failure to perform substantially Key Employee’s material duties (other than such failure resulting from incapacity due to physical or mental illness), which, for avoidance of doubt, shall include Key Employee’s insubordination, after (1) a written demand for corrected performance is delivered to Key Employee by the Company’s Board of Directors (the “Board”) or by the Company’s Chief Executive Officer (or principal executive officer if the Company does not have a Chief Executive Officer) (the “CEO”) that identifies specifically the manner in which the Board or the CEO believes Key Employee has not performed substantially Key Employee’s material duties, and (2) Key Employee fails to cure the matters identified in the written demand within 30 days. No act or failure to by Key Employee shall be deemed “willful” if done, or omitted to be done, by Key Employee in good faith and with the reasonable belief that Key Employee’s action or omission was in the best interest of the Company.

b.“Change in Control” means:
(i)the acquisition of a majority of the voting equity of the Company by any person or group of persons acting together (which can include a transaction implemented through a merger that has such an effect on the voting equity of the Company or the surviving entity in a merger transaction),
(ii)a change in the majority of the members of the Board without such change having been approved by a majority of the members of the Board as constituted prior to such change, or
(iii)a sale of all or substantially all of the assets of the Company;
(iv)provided, however, that any such transaction shall only constitute a Change of Control if it also qualifies as a “change in control event” as that phrase is used for purposes of Treasury Regulations promulgated pursuant to Code Section 409A.
c.“Code” means the Internal Revenue Code of 1986, as it may be amended or revised from time to time.
d.“Date of Termination” means the date Key Employee has a Separation from Service from the Company.
e.“Disability” means any physical or mental condition which prevents Key Employee, for a period of 90 consecutive days, from performing and carrying out Key Employee’s material duties and responsibilities with the Company notwithstanding the provision of reasonable accommodations that do not impose an undue hardship on the Company, as determined by the Board or the CEO.
f.“Involuntary Termination” means:
(i)Key Employee’s employment is terminated by the Company for any reason other than for Cause, death, or Disability; or
(ii)Key Employee resigns as a result of any of the following events or conditions arising without the consent of Key Employee which remain in effect for at least thirty (30) days after notice has been provided by Key Employee to the Company of the existence of such event or condition: (1) a material reduction in Key Employee’s base salary or annual bonus opportunity; (2) a material diminution in Key Employee’s responsibility or authority; (3) a change of more than 30 miles in the location at which Key Employee primarily performs Key Employee’s services; or (4) any material failure by the Company to comply with any material term of this Agreement. Key Employee shall notify the Company of such event or condition within ninety (90) days of the initial existence of the event or condition and must resign within thirty (30) days after the Company’s failure to cure the applicable condition. If the Key Employee fails to provide timely notice or to timely resign, the Key Employee shall not have incurred an Involuntary

Termination and shall not be entitled to any severance payments or benefits hereunder.
(iii)    It is the intent of the Company that a termination pursuant to this subparagraph 1f. shall meet the definition of “involuntary separation” set forth in Treasury Regulation Section 1.409A-1(n), and this Agreement shall be interpreted accordingly.
g.“Separation from Service” means a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).
h.“Target Bonus/STI” means the Key Employee’s target annual bonus/short-term incentive in effect as of the Date of Termination.
i.“Termination Protection Period” means the period of time commencing on the date of a Change in Control and ending twenty four (24) after the date of such Change in Control.
2.Benefits Payable Solely Upon a Qualifying Termination. The Key Employee shall be entitled to separation benefits as set forth in Section 3 below if (and only if) (i) the Key Employee incurs an Involuntary Termination within the Termination Protection Period (a “Qualifying Termination”), and (ii) the Key Employee satisfies the Release requirement set forth in Section 3.d. If the Key Employee incurs a Separation from Service that is not due to an Involuntary Termination, incurs a Separation from Service before a Change in Control or otherwise outside of the Termination Protection Period, or fails to satisfy the Release requirement in Section 3.d, then the Key Employee shall not be entitled to any payments or benefits hereunder.
3.Change in Control Benefits.
a.Severance Payment and Benefits. In the event of a Qualifying Termination, Key Employee shall be entitled to the following payments and benefits:
(i)Cash Payments. The Company shall pay to the Key Employee in a lump sum in cash the aggregate of the following amounts: (x) an amount equal to the sum of (A) 1.5 times the Key Employee’s base salary, and (B) 1.5 times the Key Employee’s Target Bonus/STI, and (y) an amount equal to the Key Employee’s Target Bonus/STI multiplied by a fraction, the numerator of which is the number of days the Key Employee was employed in the fiscal year in which the Date of Termination occurs, and the denominator of which is 365.
Except as may be required by subparagraph 3c., below, payment shall be made as soon as reasonably practicable following the Date of Termination and satisfaction of the Release requirement, but in all events within sixty (60) days of the Date of Termination.
(ii)Health and Welfare Continuation. Provided that Key Employee is eligible for and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay directly to the Company's COBRA provider or group health plan provider, or pay the Key Employee in one lump sum, the full amount of the monthly premiums for such COBRA coverage for Key Employee and Key

Employee’s eligible dependents from the Date of Termination through the earlier of (i) one (1) year following the Date of Termination; (ii) the Key Employee’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Key Employee’s COBRA coverage; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Code Section 105(h) or Section 2716 of the Public Health Service Act), then the Company shall convert such premium payments to monthly payroll payments directly to the Key Employee for the time period specified above, and such payments shall be subject to tax-related deductions and withholdings. It is the intent of the parties that, to the maximum extent permitted, the continued health and welfare premiums or payments provided pursuant to this subparagraph shall be exempt from the application of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B). Key Employee agrees to immediately notify the Company of Key Employee’s reemployment or other eligibility for insurance coverage under another employer’s group medical plan.
(iii)Outplacement Services. The Company shall, at its sole expense as incurred, provide the Key Employee with up to $10,000 of individual outplacement services during the one (1) year period following the Date of Termination. The Company shall select the scope and provider of such services. It is the intention of the parties that the outplacement services provided pursuant to this subparagraph be exempt from the application of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A).
b.Equity Acceleration. All equity awards outstanding as of the date of a Change in Control (“Outstanding Equity Awards”) shall be governed by the applicable award agreement under which they were granted. If (and only if) the applicable award agreement does not state how an Outstanding Equity Award shall be treated upon the occurrence of a Change in Control (or any similar term used in the applicable award agreement or related equity plan), then (i) all time-vested Outstanding Equity Awards shall be entitled to accelerated vesting in full on the date of the Qualifying Termination, and (ii) all performance goals under any performance-based Outstanding Equity Awards shall be deemed satisfied at the greater of (A) target, or (B) actual performance, measured through the date of the Change in Control (provided, that performance goals for any performance period that has ended prior to the date of the Change in Control shall be achieved based on actual results), and shall be entitled to accelerated vesting based on such actual or deemed level of performance on the date of the Qualifying Termination.
c.409A Payment and Ordering Rules. Payments under this paragraph 3 are intended to qualify to the maximum extent possible as “short-term deferrals” exempt from the application of Code Section 409A. Any payments that do not so qualify are intended to qualify for the Code Section 409A exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which exempts from Code Section 409A certain payments made upon an “involuntary separation from service”). To the extent that payments made pursuant to this paragraph 3 are not “short-term deferrals,” are made upon an “involuntary separation from service,” but exceed the exemption threshold set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption will first be applied to any continued health and welfare benefits payable under this paragraph 3 (to the extent such benefits are subject to Code Section 409A and are payable within six (6) months from the Key Employee’s “separation from service,” as defined for purposes of Code Section 409A (the “Delayed Payment Date”)) and thereafter to the cash payments under section 3.a that are payable closest in time to the Date of Termination, until the exemption has been applied in full. Any payments under this paragraph 3 that are not exempt from Code Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by the Company and paid to Key Employee as soon as is administratively feasible following the sooner of (i) the Delayed Payment Date or (ii) the date of the Key Employee’s death. For purposes of this paragraph, any payment or benefit to be made in installments or periodically shall be deemed a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii). Nothing in this paragraph shall prohibit the Company and Key Employee from making use of any other Code Section 409A exemption that may be applicable to a payment or benefit hereunder.
d.Release. As a condition to the payment by the Company of the severance set forth under Section 3.a and the equity acceleration set forth in Section 3.b (to the extent applicable), the Key Employee must execute a release in substantially the form attached hereto as Exhibit A (the “Release”) within forty-five (45) days of receiving the Release (which is anticipated to occur on the Date of Termination) and not revoke such Release within the subsequent seven (7) day revocation period (the date on which the Release becomes effective, the “Release Effective Date”), such that the Release Effective Date occurs no later than 53 days after the date that Key Employee receives the Release (anticipated to be the Date of Termination). In the event the Release is not executed timely, or is revoked, such that in either case it does not become effective within the timeframe set forth above, then Key Employee shall not be entitled to the severance set forth under Section 3.a or the equity acceleration set forth in Section 3.b.
4.Non-Exclusivity of Rights. Nothing in this Agreement shall be deemed to relieve the Company of its obligations under applicable law to pay Key Employee all salary and other compensation accrued as of the Date of Termination, to reimburse the Key Employee for any business expenses properly incurred by the Key Employee and reimbursable under the Company’s expense reimbursement policies in effect from time to time, and to otherwise provide the Key Employee with any benefits to which the Key Employee may be due under the terms and conditions of any of the benefit plans sponsored by the Company. Except as specifically provided otherwise herein, nothing in this Agreement shall prevent or limit Key Employee’s continuing or future participation in any plan, program, practice, or policy provided by the Company for which Key Employee is qualified or may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Key Employee may have under any employee equity incentive, 401(k) plan, deferred compensation plan, health or life insurance plans, or other employee benefit plan of the Company. Except as explicitly modified by this Agreement, benefits which are vested or which Key Employee is otherwise entitled to receive under any plan, policy, practice, or program, or pursuant to any contract or agreement with the Company shall be payable in accordance with such plan, policy, practice, program, contract, or agreement.
5.Full Settlement. Except as specifically provided otherwise herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against Key Employee or others, unless such setoff or claim is based upon the fraud or intentional wrongdoing of Key Employee. In no event shall Key Employee be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Key Employee under any of the provisions of this Agreement, and, except as specifically provided otherwise herein, such amounts shall not be affected by whether or not Key Employee obtains other employment.
6. 280G Provisions.
a.If it is determined that any payment or benefit provided to or for the benefit of Key Employee (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to Key Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (a) Key Employee’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) Key Employee’s Net After-Tax Benefit without application of the 4999 Limit. “Net After-Tax Benefit” shall mean the sum of (i) all payments that Key Employee receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. In the event (a) is greater than (b), Key Employee shall receive Payments solely up to the 4999 Limit, with the reduction in Payments to apply first to cash Payments and in the order in which such payments would be made (with payments made closest to the Change in Control being reduced first), next to accelerated equity incentive vesting (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by the continued health and welfare benefits set forth, above. In the event (b) is greater than (a), then Key Employee shall be entitled to receive all such Payments and shall be solely liable for any and all Excise Tax related thereto
b.All calculations required under this Section 6 shall be performed by an accounting firm, compensation consulting firm, or tax counsel designated by the Company (the “Independent Advisor”), whose calculations shall be conclusive and binding on the parties. The Company and the Key Employee shall furnish to the Independent Advisor such information and documents as may reasonably be requested in order to make all calculations required by this Section 6. The Company shall bear all costs of the Independent Advisor.
7.Confidential Information; Non-Solicitation; Cooperation.
a.Confidential Information.
(i)Except as expressly authorized by the Board or the CEO, during the term of this agreement or at any time thereafter, Key Employee shall not divulge, furnish, make accessible to anyone, lay claim to, attempt to lay claim to or use, or attempt to use, in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company or its subsidiaries (collectively the “Intrepid Parties”) that Key Employee has acquired or become acquainted with or will acquire or become acquainted with during the period of Key Employee’s employment by the Company, whether developed by Key Employee or by others, concerning any pricing information, trade secrets, confidential or business plans or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Intrepid Parties, any customer or dealer lists of the Intrepid Parties, any confidential or secret development of the Intrepid Parties, or any other confidential information or secret aspects of the business of the Intrepid Parties (collectively, “Confidential Information”). Key Employee acknowledges that the Confidential Information constitutes a unique and valuable asset of the Intrepid Parties and represents a substantial investment of time and expense by the Intrepid Parties, and that any disclosure or other use of the Confidential Information other than for the sole benefit of the Intrepid Parties would be wrongful and would cause irreparable harm to the Intrepid Parties. Both during and after the term of this Agreement, Key Employee shall refrain from any acts or omissions that would reduce the value of the Confidential Information. The foregoing obligations of confidentiality shall not apply to any knowledge or information (i) that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from the Intrepid Parties, other than as a direct or indirect result of the breach of this Agreement by Key Employee; (ii) is lawfully obtained by Key Employee from a third party, provided that Key Employee did not have actual knowledge that such third party was restricted or prohibited from disclosing such information to Key Employee; (iii) arising from Key Employee’s general training, knowledge, skill or experience, whether gained on the job or otherwise; or (iv) that Key Employee otherwise has a right to disclose as legally protected conduct. Nothing in this Agreement prevents Key Employee from discussing or disclosing, either orally or in writing, information about alleged discriminatory or unfair employment practices in the workplace, such as harassment or discrimination or any other conduct which Key Employee has reason to believe is unlawful. At the time of the termination of Key Employee’s employment, or at such other time as the Company may request, Key Employee shall return all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information that Key Employee may then possess or have under his or her control.
(ii)Pursuant to 18 U.S.C. § 1833(b), the Key Employee understands that the Key Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Key Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Nothing in this Agreement, or any other agreement that the Key Employee has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement shall prohibit or restrict the Key Employee from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is the Key Employee required to notify the Company regarding any such disclosure.
b.Non-Solicitation. In Key Employee’s capacity as an employee, Key Employee has met with and will continue to meet with the Intrepid Parties’ current or prospective customers, suppliers, partners, licensees or other business relations (collectively, “Business Relations”) on behalf of the Intrepid Parties, and, as a consequence of using or associating Key Employee with the Intrepid Parties’ name, goodwill, and professional reputation, Key Employee has been placed in a position where Key Employee can develop personal and professional relationships with the Intrepid Parties’ current and prospective customers. In addition, during the course and as a result of Key Employee’s employment, Key Employee has been or may be provided certain specialized training or know-how. Key Employee acknowledges that this goodwill and reputation, as well as Key Employee’s knowledge of Confidential Information and specialized training and know-how, could be used unfairly in competition against the Intrepid Parties. Accordingly, in consideration of the employment of Key Employee by the Company and the provision to Key Employee of this Agreement, Key Employee agrees that during the time period commencing on the date hereof and terminating on the date that is one (1) year after the Date of Termination, Key Employee shall not, in Colorado, Utah, and New Mexico, directly or indirectly through another entity or person (i) induce or attempt to induce any employee of the Intrepid Parties to leave the employ of the Intrepid Parties, or (ii) induce or attempt to induce any current or prospective Business Relation of the Intrepid Parties (including, without limitation, any business entity that the Intrepid Parties have contacted in order to make a proposal to enter into a business relationship) to withdraw, curtail or cease doing business with the Intrepid Parties.
c.Cooperation. Key Employee shall reasonably cooperate with any reasonable requests from the Company or a party negotiating with the Company, for information concerning the Company in connection with any transaction or proposed transaction involving the Company with respect to which the Board or the CEO requests Key Employee’s cooperation.
d.Third-Party Beneficiaries. The provisions of this paragraph 7 may be enforced by any of the Intrepid Parties, and the protections afforded herein shall inure to each such Intrepid Party as an intended third-party beneficiary.
e.Severability. To the extent that any provision of this paragraph shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this paragraph shall be unaffected. In furtherance of and not in limitation of the foregoing, should the duration of, or activities covered by the non-solicitation agreement contained in paragraph 7(b) be determined to be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or those activities which may validly or enforceably be covered. Key Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this paragraph shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
f.Injunctive Relief. Key Employee agrees that it would be difficult to compensate the Intrepid Parties fully for damages for any violation of the provisions of this paragraph 7. Accordingly, Key Employee specifically agrees that the Intrepid Parties shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this paragraph and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Intrepid Parties to claim and recover damages in addition to injunctive relief.
8.Resolution of Disputes. To the extent permitted by applicable law, and except as provided below, any dispute arising out of this Agreement shall be submitted to binding arbitration in Denver, Colorado pursuant to the rules of the American Arbitration Association. In the event any dispute arising out of this Agreement may not be arbitrated under applicable law (which, for purposes of this Agreement, shall be deemed to include actions for temporary injunctive relief to enforce the provisions of paragraph 7 hereof), litigation concerning such dispute shall be brought and maintained only in the District Court for the City and County of Denver, Colorado, the County Court for the City and County of Denver, Colorado, or the U.S. District Court for the District of Colorado. The prevailing party in any arbitration or litigation concerning this Agreement shall recover, in addition to any damages or other relief awarded to that party, the prevailing party’s reasonable costs and attorneys fees.
9.Successors and Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, reorganization, or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to Key Employee this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations thereunder. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
10. 409A Savings Clause. The parties intend that payments or benefits payable under this Agreement are not subject to the additional tax imposed pursuant to Code Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Key Employee the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Key Employee’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Code Section 409A. To the extent required for compliance with Code Section 409A, if the Key Employee is a “specified employee” as of the date of the Key Employee’s “separation from service” (each as defined under Code Section 409A), any payment that is not exempt from Code Section 409A shall not be made before the sooner of (i) the date that is six months after the date of the Key Employee’s Separation from Service, or (ii) the date of the Key Employee’s death.
11.Miscellaneous.
a.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.
b.Amendment. Except as provided in Section 10, above, this Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
c.Notices. All notices and other communications under this Agreement shall be in writing and shall be given to the other party by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Key Employee:    Christina C. Sheehan
    7504 La Madera Rd. NE
    Albuquerque, NM 87109

If to the Company:    Intrepid Potash, Inc.
Attn: VP of Human Resources
707 17th Street, Suite 4200
Denver, CO 80202
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

d.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and the remaining provisions shall be enforced to the fullest extent permitted by law.
e.Withholding Tax. The Company may withhold from any amounts payable under this Agreement such federal, state, and local taxes as shall be required to be withheld pursuant to applicable law or regulation.
f.No Waiver. Key Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Key Employee or the Company may have under this Agreement shall not be deemed to be a waiver of any other provision or right of this Agreement.
g.At-Will Employment. Key Employee and the Company each acknowledge that the employment of Key Employee by the Company is “at will,” and Key Employee’s employment may be terminated at any time and without notice by either Key Employee or by the Company for any reason or for no reason.
h.Clawback. The Key Employee agrees to be bound by the provisions of the Intrepid Potash, Inc. Incentive Compensation Recovery Policy, as same may be amended from time to time, to the extent such policy is applicable to the Key Employee, and by the provisions of any other recoupment or "clawback" policy that the Company may adopt from time to time or that is otherwise required by law or the listing standards of any exchange on which the Company's common stock is then traded, to the extent such policy by its terms is applicable to the Key Employee.
i.Other Agreements. This Agreement sets forth the entire understanding of the parties with regard to the subject matter hereto and the parties agree that the payments and benefits provided herein shall be the sole change in control severance benefits to be provided to Key Employee. For avoidance of doubt, Key Employee understands and agrees (i) that Key Employee shall not be eligible to participate in any other change in control severance plan, program, or arrangement of the Company, as in effect from time to time, and (ii) that the terms of this Agreement shall supersede the terms of any prior agreement or understanding between the parties concerning the subject matter hereto, provided that this Agreement does not alter any promises of Key Employee made prior to or during Key Employee’s employment concerning intellectual property, confidentiality, non-solicitation, or non-competition, including those contained in any confidentiality or other agreements between Key Employee and the Company and/or its affiliates or subsidiaries. These promises survive and remain in force in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, to be effective as of the Effective Date.

Date:	3/3/2026	/s/ Christina C. Sheehan
Christina C. Sheehan, General Counsel
INTREPID POTASH, INC.
Date:	3/3/2026	By:	/s/ Kevin S. Crutchfield
Kevin. S. Crutchfield, Chief Executive Officer

EXHIBIT A
GENERAL RELEASE AGREEMENT

    This General Release Agreement (this “Agreement”) constitutes the Release referred to in Section 3.d of that certain Change-In-Control Severance Agreement (the “CIC Agreement”) executed and agreed to as of [▲], by and among Intrepid Potash, Inc. (the “Company”) and [•] (“Key Employee”).
a.Capitalized words used but not defined in this Agreement shall have the same meaning assigned to such terms by the CIC Agreement. In exchange for the severance payments and benefits to be provided to Key Employee by the Company in accordance with Section 3 of the CIC Agreement (the “Separation Benefits”), the Key Employee releases, waives, acquits, and forever discharges to the maximum extent permitted by law any and all rights, claims, and demands of whatever kind or character, whether presently known to Key Employee or unknown, and whether vicarious, derivative, or direct or indirect, that Key Employee may have or assert against (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company, including without limitation [•]; (iii) any past or present officer, director, or employee of the entities just referred to in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, shareholders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, and assigns of the entities just named in (i)-(iii) (the “Released Parties”). This release includes without limitation any claims arising under federal, state, or local laws prohibiting employment discrimination, including without limitation the Age Discrimination in Employment Act (“ADEA”); any claims growing out of any legal restrictions, contractual or otherwise, on the Company’s right to terminate the employment of its employees; any claims arising out of Key Employee’s employment with the Company or the termination of that employment; any claims relating to or arising out of any agreement or contract between Key Employee and any of the Released Parties; and any claims arising out of or based on any other act, conduct, or omission of any of the Released Parties (collectively, the rights, claims, and demands referenced above are referred to as the “Released Claims”). This release does not prevent Key Employee from filing any administrative claims for unemployment compensation or workers’ compensation benefits. This Agreement is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious.  Rather, Key Employee is simply agreeing that, in exchange for the Separation Benefits, any and all potential claims that Key Employee may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.
    In no event shall the Released Claims include (a) any claim to vested benefits under an employee benefit plan, (b) any claims for indemnification or D&O coverage that Key Employee is otherwise entitled to pursuant to contract or under applicable law, (c) any claim relating to Key Employee’s status as a stockholder of the Company or any other Released Party, (d) any claims that cannot be released under applicable law, or (e) claims arising after the date that Key Employee signs this Agreement.
    By signing this Agreement, Key Employee is bound by it.  Anyone who succeeds to Key Employee’s rights and responsibilities, such as heirs or the executor of Key Employee’s estate, is also bound by this Agreement.  The release set forth in this Agreement also applies to any claims brought by any person or agency or class action under which Key Employee may have a right or benefit.
    Notwithstanding the release in this Agreement, nothing in this Agreement prevents Key Employee from (i) contacting, filing a charge or complaint with, providing information to, or cooperating with an investigation conducted by, any governmental agency, (ii) making disclosures or giving truthful testimony as required by law or valid legal process (such as by a subpoena), or (iii) engaging in other legally-protected activities. Key Employee acknowledges and agrees, however, that Key Employee forever waives any right to recover, and Key Employee will not request or accept, anything of monetary value from any of the Released Parties arising out of or connected in any way with Key Employee’s employment or the ending of Key Employee’s employment with the Company, the employment practices of the Company, or with any other act, conduct, or omission of any of the Released Parties, other than the Separation Benefits, whether sought directly by Key Employee or by any governmental agency, individuals, or group of individuals on Key Employee’s behalf, provided, however, that this Agreement does not limit Key Employee’s ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected “whistleblower” activity.
    THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.
b.Key Employee agrees not to bring or join any lawsuit, arbitration, or other proceeding against any of the Released Parties in any court relating to any of the Released Claims. Key Employee represents that Key Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Released Parties in any court or before any government agency and has made no assignment of any rights Key Employee has asserted or may have against any of the Released Parties to any person (including any entity), in each case, with respect to any Released Claims.
c.Key Employee represents and warrants that Key Employee has returned to the Company all property of any Released Party that was in Key Employee’s possession or under Key Employee’s control, including all documents, files, and other materials containing Company Confidential Information (as defined in the CIC Agreement), and has not retained copies in any form (including electronic form).
d.Key Employee’s covenants in Sections 7 of the CIC Agreement (and those provisions of the CIC Agreement necessary to enforce and interpret them), and any other covenants of Key Employee made during Key Employee’s employment concerning intellectual property, confidentiality, non-solicitation, or non-competition (including those contained in any confidentiality or other agreements between Key Employee and the Company and/or its affiliates or subsidiaries) remain in full force and effect, and Key Employee promises to abide by such covenants. Notwithstanding the foregoing, nothing in this Agreement or the CIC Agreement shall prohibit or restrict Key Employee from lawfully (i) disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice or otherwise initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency
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regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Key Employee from any governmental agency; (iii) testifying, participating or otherwise assisting in an action or proceeding by any governmental agency relating to a possible violation of law or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further, nothing herein or in the CIC Agreement shall prevent Key Employee from, nor shall Key Employee be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other confidential information that is: (A) made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of applicable law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law.
e.By executing and delivering this Agreement, Key Employee acknowledges that: (i) Key Employee has carefully read this Agreement; (ii) Key Employee has had at least 45 days to consider this Agreement before the execution and delivery hereof to the Company; (iii) Key Employee has been and hereby is advised in writing that Key Employee may, at Key Employee’s option, discuss this Agreement with an attorney of Key Employee’s choice and that Key Employee has had adequate opportunity to do so; (iv) Key Employee fully understands the final and binding effect of this Agreement and agrees that the only promises made to Key Employee to sign this Agreement are those stated in the CIC Agreement and herein; (v) Key Employee is signing this Agreement voluntarily and of Key Employee’s own free will and Key Employee understands and agrees to each of the terms of this Agreement; and (vi) Key Employee has been paid all wages and other compensation to which Key Employee is entitled pursuant to Key Employee’s employment with the Company and received all leaves (paid and unpaid) to which Key Employee was entitled during such employment.
    Key Employee further acknowledges and agrees that (1) Key Employee has been given a reasonable period to read and consider this Agreement before signing it; (2) this Agreement and the CIC Agreement contain the entire understandings and agreements between the Company and Key Employee regarding their subject matters and supersede all prior agreements and understandings between them; (3) Key Employee has read this Agreement and fully understands the effect of signing this Agreement; (4) in signing this Agreement, Key Employee is not relying on any written or oral statement or promise from the Company other than in this Agreement and the CIC Agreement; (5) this Agreement shall be governed by the choice of law and dispute resolution procedures in the CIC Agreement; and (6) nothing in this Agreement constitutes any sort of admission of liability.
    Notwithstanding the initial effectiveness of this Agreement, Key Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Key Employee signs this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing and signed by Key Employee and must be delivered to [•] on or before 11:59 p.m., M.S.T., on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No Separation Benefits shall be paid or provided if this Agreement is revoked by Key Employee in the foregoing manner.
Executed on this ___________ day of _____________, _______.

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